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                                  Exhibit 16.1
                    Letter Re Change in Certifying Accountant

                            COHEN & KAMENY CPA'S PLLC
                       3530 HENRY HUDSON PARKWAY, SUITE B
                               RIVERDALE, NY 10463
                        (718) 548-7200 FAX (718) 796-0184

ELI COHEN, CPA
DAVID KAMENY, CPA
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Solomon Alliance Group, Inc.
3125 Windward Plaza, Ste 300
Alpharetta, Georgia 30005

Attention: Board of Directors

      Re: Madison Holdings, Inc.

Dear Sirs:

We have been advised that Madison Holdings, Inc. ("Madison") has been acquired by Solomon Alliance Group, Inc. ("SAGE"). We have been further advised that as a result of such acquisition, SAGE will use it own auditors, Stokes & Company, P.C., as the Company's principal independent accountant for the fiscal year ended December 31, 1999.

This letter shall confirm that our report on Madison's financial statements for the past fiscal year did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements with us, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved would have caused us to make reference to the subject matter of the disagreement(s) in connection with our report.

                                        COHEN & KAMENY CPA'S PLLC

                                        /s/
                                        -----------------------------------

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RIVERDALE, NEW YORK
MARCH 13, 2000